Exhibit 3.53

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CLINICARE OF TEXAS, INC.

BEFORE BEGINNING BUSINESS

Pursuant to Section 241 of the General

Corporation Law of the State of Delaware

The undersigned, being the sole stockholder of CliniCare of Texas, Inc. (the “Corporation”), does hereby certify as follows:

1. The Corporation has not received payment for any of its stock.

2. Article FIRST of the Certificate of Incorporation is amended to read in its entirety as set forth below:

FIRST: The name of the Corporation is CliniCare of St. Petersburg, inc. (hereinafter, the “Corporation”).

3. The foregoing amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 21st day of March, 2005.

By:	/s/ Frank A. Coyle
Name:	Frank A. Coyle
Title:	Secretary of IASIS Healthcare
Corporation, sole member of IASIS Healthcare, LLC, sole stockholder of CliniCare of Texas, Inc.